Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Veeco Instruments Inc.:

We consent to the incorporation by reference in the registration statements listed below of Veeco Instruments Inc. of our reports, dated February 22, 2017, with respect to the consolidated balance sheets of Veeco Instruments Inc. and subsidiaries as of December 31, 2016 and 2015, and the related statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016, and Schedule II — Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Veeco Instruments Inc. and subsidiaries.

Registration No.	Form	Plan
333-39156	S-8	Veeco Instruments Inc. 2000 Stock Option Plan
333-66574	S-8	Veeco Instruments Inc. 2000 Stock Option Plan, Veeco Instruments Inc. 2000 Non-Officers Stock Option Plan
333-88946	S-8	Veeco Instruments Inc. 2000 Stock Option Plan
333-107845	S-8	Veeco Instruments Inc. 2000 Stock Option Plan
333-127235	S-8	Veeco Instruments Inc. 2000 Stock Incentive Plan
333-127240	S-8	Veeco Instruments Inc. 2000 Stock Incentive Plan
333-166852	S-8	Veeco Instruments Inc. 2010 Stock Incentive Plan
333-194737	S-8	Veeco Instruments Inc. 2010 Stock Incentive Plan, Veeco Instruments Inc. 2013 Inducement Stock Incentive Plan
333-211781	S-8	Veeco Instruments Inc. Amended and Restated 2010 Stock Incentive Plan, Veeco Instruments Inc. 2016 Employee Stock Purchase Plan

/s/ KPMG LLP

Melville, New York
February 22, 2017